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                                                                 EXHIBIT h(4)(d)

                                AMENDMENT NO. 3
                                       TO
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT


          This Amendment, dated as of November 15, 1999, is made to the Master Administrative Services Agreement, (the "Agreement"), as amended, dated May 1, 1998, by and between A I M Advisors, Inc. (the "Administrator") and AIM Variable Insurance Funds, Inc. (the "Company") to replace Section 5 of the Agreement with the following:

                     "5. As full compensation for the services performed under
           Item 2, above, the Funds shall pay AIM an amount up to an annual rate of 0.25% of the average net asset value of each Fund, excluding the assets listed for the following Funds:

                                                               Amounts
               Fund                                         (in millions)
               ----                                         -------------

               AIM V. I. Capital Appreciation Fund              $ 240
               AIM V. I. Diversified Income Fund                $  31

               AIM V. I. Global Utilities Fund                  $   9

               AIM V. I. Government Securities Fund             $  16

               AIM V. I. Growth Fund                            $  82

               AIM V. I. Growth & Income Fund                   $ 706

               AIM V. I. International Equity Fund              $  71

               AIM V. I. Value Fund                             $ 405

           In no event will the fee exceed an amount in excess of AIM's costs (including amounts charged by various Insurance Companies and Qualified Plans pursuant to agreements with AIM in amounts up to 0.25% of net assets attributable to separate accounts of such Insurance Companies or Qualified Plans) in providing or causing others to provide such services. Such amounts shall be paid to the Administrator on a quarterly basis. To the extent that the Administrator's costs exceed 0.25%, such excess amount shall be borne by the Administrator and the Administrator will not seek reimbursement at a later time for such excess amounts on services previously rendered if the Administrator's costs are later reduced to an amount below 0.25%."

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           IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their officers designated below, as of the day and year first above written.



                                          A I M ADVISORS, INC.


Attest: /s/ NANCY L. MARTIN               By:   /s/ ROBERT H. GRAHAM
        -------------------                  ----------------------------------
        Assistant Secretary                             President


                                           AIM VARIABLE INSURANCE FUNDS, INC.


Attest: /s/ NANCY L. MARTIN               By:   /s/ ROBERT H. GRAHAM
        -------------------                  ----------------------------------
        Assistant Secretary                             President